EXHIBIT 99.2
RESERVES COMMITTEE CHARTER
Purpose
The Reserves Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the reserve estimates and related disclosures of same by the Company, (2) the qualifications, training and independence of the independent reservoir engineers and geologists and geophysicists (“geoscientists”), and (3) hydrocarbon reserve matters as deemed necessary or appropriate in the interest of the Company and its shareholders.
Committee Membership
The Reserves Committee shall consist of no fewer than three members, none of whom shall be a member of Management.
The members of the Reserves Committee shall be appointed by the Board on the recommendation of the Nominating & Governance Committee. Reserves Committee members may be replaced by the Board.
Committee Authority and Responsibilities
The Reserves Committee is delegated all authority of the Board as may be required or advisable to fulfill the purposes of the Committee. Without limiting the generality of the preceding statements, the Reserves Committee shall have authority, and is entrusted with the responsibility, to take the following actions:
The Reserves Committee shall have the sole authority to recommend to the Board appointments or replacements of one or more firms of independent reservoir engineers and geoscientists and shall review annually the arrangements of the independent reservoir engineers and geoscientists with the Company and any subsidiaries, including the scope and general extent of the examination of the Company’s reserves, the reports to be rendered, the services and fees, and consideration of the independence of such independent reservoir engineers and geoscientists. The Reserves Committee shall consult with management but shall not delegate these responsibilities.
The Reserves Committee shall meet as often as it determines is necessary or advisable, but not less frequently than semiannually. The Reserves Committee may form and delegate authority to subcommittees when appropriate.
The Reserves Committee shall regularly report to the Board upon the activities of the Committee and at least annually any findings or recommendations it deems necessary to improve the reserve estimating policies and procedures of the Company.
The Reserves Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, auditing or other consultants to advise the Committee.

The Reserves Committee may request any officer or employee of the Company or the Company’s outside counsel or independent reservoir engineers or geoscientists to attend a meeting of the Committee or to meet with any members of the Committee. The Reserves Committee shall meet with Management and the independent reservoir engineers and/or geoscientists in separate executive sessions at least annually. The Reserves Committee may also, to the extent it deems necessary or appropriate, meet with the Company’s commercial bankers who participate in its credit facility or investment bankers who represent the Company in investment banking transactions.
The Reserves Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.
The Reserves Committee shall annually review the Reserves Committee’s own performance and submit itself to a review and evaluation by the Board.
The Reserves Committee, to the extent it deems necessary or appropriate, shall:
1.	Review the experience and qualifications of the senior members of the independent reservoir engineering team and geoscientists as appropriate.

2.	Obtain and review any reports available from the independent reservoir engineers and geoscientists describing (a) the independent reservoir engineers’ and geoscientists’ internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent reservoir engineers and geoscientists and the Company. Evaluate the qualifications, performance and independence of the independent reservoir engineers and geoscientists, including considering whether the independent reservoir engineer firm’s and geoscientists’ quality controls are adequate and taking into account the opinions of management. The Reserves Committee shall present its conclusions to the Board and, if so determined by the Reserves Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the reservoir engineers and geoscientists.

3.	Meet with the independent reservoir engineers and geoscientists prior to their review to discuss the scope, procedures to be followed, budgeting and staffing of their examination.

4.	Review annually the Company’s internal policies, procedures and controls regarding the Company’s internal reserve reports.

5.	Review annually the material variances, if any, between its proved reserves as determined by the Company and its proved reserves as determined by independent reservoir engineers and geoscientists.

Limitation of Reserves Committee’s Role
While the Reserves Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Reserves Committee to plan or conduct reviews or to determine that the Company’s reserve estimates are complete and accurate and are in accordance with generally accepted engineering standards and applicable rules and regulations of the Securities and Exchange Commission. These are the responsibilities of Management.
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This Charter will be posted on the Company’s website. In addition, the Company will disclose in its proxy statement for its annual meeting of stockholders that a copy of this Charter is available on the Company’s website.
Amended and Restated on May 28, 2009.

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